Registration No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

Registration Statement Under The Securities Act of 1933

Sanofi-Aventis

(Exact name of Registrant as Specified in its Charter)

Republic of France	133529324
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

174 avenue de France

75013 Paris, France

(Address of Principal Executive

Offices and Zip Code)

Sanofi-Aventis Stock Option Plan 2006

(Full Title of Plan)

Joseph Haggerty

Vice President and General Counsel

Aventis Pharmaceuticals

300 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

 (Name and Address of Agent for Service)

(908) 243-6000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Donna Vitter

Senior Vice President

Sanofi-Aventis

174 avenue de France

75013 Paris, France

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Sanofi-Aventis Ordinary Shares, nominal value €2	3,013,640	$88.28	$266,047,315.60	$28,467.07

(1)       Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Sanofi-Aventis Stock Option Plan 2006 as a result of stock splits, stock dividends or similar adjustments of the outstanding Ordinary Shares of Sanofi-Aventis (the “Registrant”).

(2)       Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, on the basis of the exercise price of the outstanding options issuable upon exercise pursuant to this plan based upon the price in euros at which these options can be exercised (€66.91 each) and converted into U.S. dollars on the basis of an exchange rate of 1 euro = $1.3194, which was the Federal Reserve Bank of New York noon buying rate on December 19, 2006.

(3)       Calculated as the product of (x) the number of Sanofi-Aventis ordinary shares to be registered and (y) the exercise price of the related options.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.                                Plan Information

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2.                                Registrant Information and Employee Plan Annual Information

Omitted pursuant to the instructions and provisions of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)           The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2005 (the “Form 20-F”) (Commission file No. 001-31368) ), filed with the Commission on March 31, 2006;

(b)           The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates:  December 18, 2006; December 11, 2006; December 8, 2006; November 30, 2006; October 31, 2006; October 19, 2006; October 17, 2006; September 29, 2006; September 22, 2006; September 15, 2006; September 11, 2006; September 1, 2006; August 18, 2006; August 15, 2006; August 10, 2006; August 8, 2006; August 3, 2006; August 2, 2006; July 31, 2006; July 27, 2006; June 26, 2006; June 21, 2006; May 11, 2006; May 9, 2006; May 5, 2006; May 2, 2006; April 10, 2006; March 22, 2006; March 14, 2006; March 1, 2006; February 24, 2006; February 21, 2006; January 30, 2006; January 25, 2006; January 17, 2006.

(c)           The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 of the Registrant’s Registration Statement on Form 20-F (Commission file No. 001-31368), filed with the Commission on March 31, 2006 and the description of the Registrant’s American depositary shares contained in the Registration Statement on Form F-6 (Registration No. 333-116262) (the “Form F-6”) filed by the Registrant with the Commission on November 10, 2005, under the caption “Description of Securities to Be Registered”, including any amendment or report filed for the purpose of updating such description; and

(d)           All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document incorporated by reference.  Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4.                                Description of Securities

The information required by Item 4 is not applicable to this Registration Statement because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.                                Interests of named Experts and Counsel

The information required by Item 5 is not applicable to this Registration Statement.

Item 6.                                Indemnification of Directors and Officers

The French Commercial Code prohibits provisions of statuts (corporate by-laws) that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

Under French law a company may purchase directors and officers’ insurance for all or part of the members of its management.  A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company.  Sanofi-Aventis has purchased insurance for all of its directors.

Item 7.                                Exemption from Registration Claimed

The information required by Item 7 is not applicable to this Registration Statement.

Item 8.                                Exhibits

4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 1.1 of the Annual
Report on Form 20-F of the Registrant for the year ended December 31, 2005 (the “Form 20-F”)
(Commission file No. 001-31368) as filed by the Registrant with the Commission on March 31, 2006)

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit 1 to the Registration
Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed with the Commission on November 10, 2005)

4.3	Resolution Number 14 of the General Meeting of the Shareholders of sanofi-aventis held on May 31, 2005
(English translation).

4.4	Rules and Regulations of Sanofi-Aventis Stock Option Plan 2006

5	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Patricia Kodyra (included in Exhibit 5 above)

Item 9.                                Undertakings

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on December 21, 2006.

SANOFI-AVENTIS

By:	/s/ Jean-François Dehecq
Name:	Jean-François Dehecq
Title:	Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jean-François Dehecq	Chairman, Chief Executive Officer and	December 21, 2006
Jean-François Dehecq	Director (Principal Executive Officer)

/s/ Jean-Claude Leroy	Executive Vice President, Chief Financial	December 21, 2006
Jean-Claude Leroy	Officer (Principal Financial Officer)

/s/ Jean-Luc Renard	Vice President, Corporate Accounting	December 21, 2006
Jean-Luc Renard	(Principal Accounting Officer)

/s/ René Barbier de la Serre	Director	December 21, 2006
René Barbier de la Serre

/s/ Jean-Marc Bruel	Director	December 21, 2006
Jean-Marc Bruel

/s/ Robert Castaigne	Director	December 21, 2006
Robert Castaigne

/s/ Thierry Desmarest	Director	December 21, 2006
Thierry Desmarest

Director
Jürgen Dormann

/s/ Lord Douro	Director	December 21, 2006
Lord Douro

Signature	Title	Date

/s/ Jean-René Fourtou	Director	December 21, 2006
Jean-René Fourtou

/s/ Serge Kampf	Director	December 21, 2006
Serge Kampf

Director
Igor Landau

/s/ Gérard Le Fur	Director	December 21, 2006
Gérard Le Fur

/s/ Hubert Markl	Director	December 21, 2006
Hubert Markl

/s/ Christian Mulliez	Director	December 21, 2006
Christian Mulliez

/s/ Lindsay Owen-Jones	Director	December 21, 2006
Lindsay Owen-Jones

/s/ Klaus Pohle	Director	December 21, 2006
Klaus Pohle

/s/ Gérard Van Kemmel	Director	December 21, 2006
Gérard Van Kemmel

/s/ Bruno Weymuller	Director	December 21, 2006
Bruno Weymuller

/s/ Joseph Haggerty	Authorized Representative in the United	December 21, 2006
Joseph Haggerty	States of America

EXHIBIT INDEX

4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 1.1 of the Annual
Report on Form 20-F of the Registrant for the year ended December 31, 2005 (the “Form 20-F”)
(Commission file No. 001-31368) as filed by the Registrant with the Commission on March 31, 2006)

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit 1 to the Registration
Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed with the Commission on November 10, 2005)

4.3	Resolution Number 14 of the General Meeting of the Shareholders of sanofi-aventis held on May 31, 2005
(English translation).

4.4	Rules and Regulations of Sanofi-Aventis Stock Option Plan 2006

5	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Patricia Kodyra (included in Exhibit 5 above)